Exhibit 99.1

FOR IMMEDIATE RELEASE

DEAN FOODS COMPANY REPORTS STRONG FIRST QUARTER RESULTS

Earnings per Share Increase 129% to $0.48, Adjusted Diluted Earnings per Share Increase 126% to $0.52

Reiterates Full Year Guidance for Adjusted Diluted Earnings of at Least $1.55 per Share

DALLAS, May 1, 2009 – Dean Foods Company (NYSE: DF) today announced that the Company earned $0.48 per diluted share for the quarter ended March 31, 2009, a 129% increase over $0.21 per diluted share in the first quarter of 2008. Net income from continuing operations for the first quarter totaled $75.3 million, compared with $30.8 million in the prior year’s first quarter.

On an adjusted basis (as defined below), diluted earnings per share were $0.52, an increase of 126% from $0.23 per adjusted diluted share in the prior year’s first quarter. Adjusted net income for the first quarter was $81.4 million, an increase of 151% from adjusted net income of $32.4 million in the first quarter of 2008. The increase in adjusted net income is due primarily to strong growth in operating income across the business and lower interest expense. Interest expense in the quarter totaled $68.3 million, compared to $83.8 million in the first quarter of 2008.

“Clearly, the business was very strong in the first quarter, and we are off to a fast start to 2009,” commented Gregg Engles, Chairman and Chief Executive Officer. “Both of our operating segments contributed to the strong results, and we continued to move forward on our strategic initiatives. The strong performance across the business drove consolidated adjusted operating income growth of 47% in the quarter. DSD Dairy, which has recently been renamed Fresh Dairy Direct, contributed to this strong result with operating income growth of 39% over the year ago period. WhiteWave-Morningstar also had a particularly strong quarter with operating income growth of 40% of the year ago period.”

Summary of Dean Foods First Quarter 2009 Segment and Operating Results

(in millions, except EPS)

	Value	% Change from Q108
Fresh Dairy Direct:
Fluid Milk Volume	N/A	1.4%
Operating Income	$181.7	39%

WhiteWave - Morningstar:
Net Sales	$604.3	-2%
Operating Income	$63.5	40%

Consolidated Adjusted Operating Income:	$202.8	47%

Interest Expense:	$68.3	-19%

Adjusted Diluted Earnings per Share:	$0.52	126%

DEAN FOODS CONSOLIDATED

Net sales for the first quarter totaled $2.7 billion, a decrease of 12% from net sales in the first quarter of 2008. The net sales decrease in the quarter was due to the pass-through of lower dairy commodity costs and slightly lower net sales in the WhiteWave branded portfolio, offset by volume growth in the Fresh Dairy Direct and Morningstar businesses.

Consolidated operating income in the first quarter totaled $192.8 million, an increase of 42% from $136.1 million in the first quarter of 2008. Adjusted first quarter consolidated operating income totaled $202.8 million, an increase of 47% from $138.3 million in the first quarter of 2008.

FRESH DAIRY DIRECT

Fresh Dairy Direct net sales for the first quarter were $2.1 billion, a 15% decrease from $2.5 billion in net sales for the first quarter of 2008. The net sales decrease was due primarily to the pass-through of lower overall dairy commodity costs to customers, offset by continued volume growth. The first quarter average Class I mover, which is an indicator of the Company’s raw milk costs, averaged $11.96 per hundredweight, a 37% decrease from the same period in 2008 and 26% lower than the fourth quarter of 2008. CME butter prices averaged $1.13 per pound in the first quarter, a decrease of 10% from the same period a year ago and 26% lower than the fourth quarter of 2008.

Fresh Dairy Direct segment operating income in the first quarter was $181.7 million, an increase of 39% from the $130.9 million in the first quarter of 2008. A favorable commodity environment, strong execution across the business, continued progress against the Company’s transformation initiatives and continued volume growth all contributed to the improvement in quarterly results versus the year ago period.

WHITEWAVE - MORNINGSTAR

The WhiteWave-Morningstar segment reported first quarter net sales of $604.3 million, 2% lower than first quarter 2008 net sales of $618.5 million. Sales of the branded portfolio at WhiteWave decreased one percent to $359 million as a result of slowing category sales growth and the previously announced exit of a foodservice relationship in the Silk brand as well as some private label organic milk business in the United Kingdom. Volume growth was strong in the Morningstar business, particularly in the yogurt and cottage cheese segments. Weakness in the casual dining channel was offset by relative strength in quick service restaurants and retail channels. Volume growth at Morningstar was offset by lower overall pricing related to the pass-through of lower dairy commodity prices to customers, resulting in a net decline in sales in the first quarter of 4% to $245 million.

Within the branded portfolio, net sales of Horizon Organic® milk increased in the low single digits amidst slowing growth in the organic milk category. Silk® soymilk sales increased mid-single digits excluding the sales associated with the Company’s 2008 strategic decision to exit a certain foodservice business relationship. International Delight® flavored coffee creamer sales increased slightly. Net sales increased in the high single-digits for the Land O’Lakes® branded creamer products over the same period last year.

Segment operating income in the first quarter for WhiteWave-Morningstar was $63.5 million, a 40% increase over $45.4 million in the first quarter of 2008. Segment operating margins were 10.5%, compared to 7.3% in the first quarter of 2008. Favorable dairy and energy commodities and solid cost management drove strong growth in profitability for the WhiteWave-Morningstar segment.

CORPORATE AND OTHER EXPENSE

Corporate and Other expense totaled $44.1 million for the first quarter of 2009, as compared to $38.0 million in the first quarter of 2008.

Adjusted Corporate and Other segment expenses totaled $42.4 million, compared to $38.0 million in the first quarter of 2008. The increase in the quarter was driven by higher professional fees, employee-related costs and insurance expenses. Also included in the corporate and other segment is $1.7 million of operating costs related to the Fruit2Day joint venture, as well as approximately $2.6 million of transaction related costs. Beginning in 2009, transaction related costs are required to be expensed as incurred and will no longer be capitalized on the balance sheet.

CASH FLOW

Net cash provided by continuing operations for the first quarter of 2009 totaled $184.7 million, compared to $158.3 million for the first quarter of 2008.

Capital expenditures for the first quarter of 2009 totaled $42 million, compared to $45 million for the first quarter of 2008. For the year, the Company continues to expect capital expenditures to be approximately $300 million.

In the first quarter, debt outstanding decreased by $121 million. Total debt at March 31, 2009, net of $63 million in cash on hand, was approximately $4.3 billion. The Company’s funded debt to EBITDA ratio, as defined by its credit agreements, declined to 4.45x as of the end of the first quarter, which is below the final leverage covenant step down to 4.5x that will take place on December 31, 2010.

FORWARD OUTLOOK

“We have significant momentum in our business with an exceptionally strong first quarter behind us and indications of a solid start to the second quarter,” stated Jack Callahan, Chief Financial Officer. “We are expecting adjusted diluted earnings to be at least $0.38 per share for the second quarter, assuming the issuance of approximately $465 million of new shares of common stock.”

“For the full year, flowing through some of the upside from the first quarter, assuming the issuance of approximately $465 million of new shares of common stock, we are maintaining our guidance of at least $1.55 of adjusted earnings per diluted share, which is nearly 20% EPS growth over 2008.”

RECENT EVENTS

•

On February 26, 2009, the Company hosted its first ever Investor Day in New York City, where management discussed its strategic plans for the next several years. These plans include an aggressive efficiency program that targets savings in excess of $300 million over the next three to five years.

•

Following the close of the first quarter, the Company acquired dairy processing businesses from Foremost Farms in De Pere and Waukesha, Wisconsin. The Company has also signed an agreement to acquire Heartland Farms, a captive dairy processing facility in southern California, from Stater Brothers Markets. The agreement is subject to customary closing conditions, including regulatory approval.

•

The Company has also announced the planned closure of two processing facilities within the Fresh Dairy Direct segment. Facilities in Lincoln, Nebraska and Flint, Michigan will close this year as part of the Company’s ongoing network optimization and cost reduction efforts.

COMPARISON OF ADJUSTED INFORMATION TO GAAP INFORMATION

The adjusted financial results contained in this press release are from continuing operations and are adjusted to eliminate the net expense or net gain related to the items identified below. This information is provided in order to allow investors to make meaningful comparisons of the Company's operating performance between periods and to view the Company's business from the same perspective as Company management. Because the Company cannot predict the timing and amount of charges associated with non-recurring items or facility closings and reorganizations, management does not consider these costs when evaluating the Company's performance, when making decisions regarding the allocation of resources, in determining incentive compensation for management, or in determining earnings estimates. These costs are not presented in any of the Company’s operating segments. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP. These non-GAAP measures may be different than similar measures used by other companies. A full reconciliation for the three month periods ended March 31, 2009 and 2008 calculated according to GAAP and on an adjusted basis is attached.

For the quarter ended March 31, 2009, the adjusted results reported above differ from the Company's results under GAAP by excluding the following:

GAAP operating income is adjusted by the following:

•	$8.2 million charge related to announced facility closings; and

•	$1.7 million operating loss reflecting the non-controlling interest in the Hero/WhiteWave joint venture

GAAP net income attributable to Dean Foods Company is adjusted by the following:

•	$5.1 million charge net of income tax related to announced facility closings

For the quarter ended March 31, 2008, the adjusted results reported above differ from the Company's results under GAAP by excluding the following:

GAAP operating income is adjusted by the following:

•

$2.2 million charge related to the realignment of Fresh Dairy Direct’s finance and accounting organization, the closure of our Denver, Colorado manufacturing facility and other previously announced facility closings.

GAAP net income attributable to Dean Foods Company is adjusted by the following:

•

$1.3 million charge net of income tax related to the realignment of Fresh Dairy Direct’s finance and accounting organization, the closure of our Denver, Colorado manufacturing facility and other previously announced facility closings, and

•	$0.3 million charge net of income tax related to non-recurring special cash dividend costs.

CONFERENCE CALL WEBCAST

A webcast to discuss the Company’s financial results and outlook will be held at 9:30 a.m. ET today and may be heard live by visiting the “Webcast” section of the Company’s site at www.deanfoods.com/investors. There will be a slide presentation along with the webcast.

ABOUT DEAN FOODS

Dean Foods is one of the leading food and beverage companies in the United States. The Company’s Fresh Dairy Direct segment is the largest processor and distributor of milk and other dairy products in the country, with products sold under more than 50 familiar local and regional brands and a wide array of private labels. The Company’s WhiteWave-Morningstar segment markets and sells a variety of nationally branded dairy and dairy-related products, such as Silk® soymilk and cultured soy products, Horizon Organic® milk and other dairy products, International Delight® coffee creamers, LAND O’LAKES® creamers and other fluid dairy products, and Rachel’s Organic® dairy products. Additionally, our WhiteWave-Morningstar segment markets and sells private label cultured and extended shelf life dairy products.

FORWARD-LOOKING STATEMENTS

Some of the statements in this press release are "forward-looking" and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These "forward-looking" statements include statements relating to, among other things, projected sales, operating income, net income, adjusted diluted earnings per share, debt covenant compliance, expected financial performance and capital structure. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release. The Company's ability to meet targeted financial and operating results, including targeted sales, operating income, net income and earnings per share depends on a variety of economic, competitive and governmental factors, including raw material availability and costs, the demand for the Company’s products, and the Company’s ability to access capital under its credit facilities or otherwise, many of which are beyond the Company's control and which are described in the Company's filings with the Securities and Exchange Commission. The Company's ability to profit from its branding initiatives depends on a number of factors including consumer acceptance of the Company's products. The forward-looking statements in this press release speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

CONTACT: Corporate Communications, Marguerite Copel, +1-214-721-1273; or Investor Relations, Barry Sievert, +1-214-303-3438

(Tables to follow)

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DEAN FOODS COMPANY

Condensed Consolidated Income Statements

(Unaudited)

(In thousands, except per share data)

	Three months ended March 31,
	2009	2008
Net sales	$2,702,938	$3,076,960
Cost of sales	1,944,251	2,388,386

Gross profit	758,687	688,574

Operating costs and expenses	557,613	550,255
Facility closings, reorganizations and other costs	8,248	2,215

Operating income	192,826	136,104

Interest expense	68,299	83,832
Other (income) expense, net	195	619

Income from continuing operations before income taxes	124,332	51,653

Income taxes	48,990	20,881

Income from continuing operations	75,342	30,772
Loss from discontinued operations, net of tax	(142)	—

Net income	75,200	30,772
Net loss attributable to noncontrolling interest	1,046	—

Net income attributable to Dean Foods Company	$76,246	$30,772

Average common shares:
Basic	154,300	137,883
Diluted	157,255	143,289

Net Income attributable to Dean Foods Company per share:
Basic	$0.49	$0.22
Diluted	$0.48	$0.21

Segment Information

(Unaudited)

(In thousands)

	Three months ended March 31,
	2009	2008
Net sales:
Fresh Dairy Direct	$2,098,534	$2,458,476
WhiteWave-Morningstar	604,344	618,484
Corporate and other	60	—

Total	$2,702,938	$3,076,960

Segment operating income (loss):
Fresh Dairy Direct	$181,668	$130,908
WhiteWave-Morningstar	63,473	45,392
Corporate and Other	(44,067)	(37,981)

Subtotal	201,074	138,319
Facility closings, reorganizations and other costs	(8,248)	(2,215)

Total operating income	$192,826	$136,104

DEAN FOODS COMPANY

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	March 31, 2009	December 31, 2008
ASSETS
Cash and cash equivalents	$62,995	$35,979
Other current assets	1,318,678	1,445,214

Total current assets	1,381,673	1,481,193

Property, plant and equipment, net	1,812,440	1,821,892

Intangibles and other assets	3,721,973	3,737,107

Total Assets	$6,916,086	$7,040,192

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities, excluding debt	$1,014,719	$1,111,741

Total long-term debt, including current portion	4,367,908	4,489,251

Other long-term liabilities	868,304	880,966

Total Dean Foods stockholders’ equity	647,683	558,234
Noncontrolling interest	17,472	—

Total stockholders’ equity	665,155	558,234

Total Liabilities and Stockholders’ Equity	$6,916,086	$7,040,192

DEAN FOODS COMPANY

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Three months ended March 31,
	2009	2008
Operating Activities
Net cash provided by continuing operations	$184,736	$158,261
Net cash used in discontinued operations	(142)	—

Net cash provided by operating activities	$184,594	$158,261

Investing Activities
Additions to property, plant and equipment	(42,092)	(44,759)
Payments for acquisitions, net of cash received	(1,384)	(51,800)
Proceeds from sale of fixed assets	3,672	2,550

Net cash used in investing activities	(39,804)	(94,009)

Financing Activities
Net repayment of debt	(122,433)	(461,295)
Issuance of common stock, net	640	405,464
Capital contribution from noncontrolling interest	4,019	—

Net cash used in financing activities	(117,774)	(55,831)

Increase in cash and cash equivalents	27,016	8,421
Beginning cash balance	35,979	32,555

Ending cash balance	$62,995	$40,976

DEAN FOODS COMPANY

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

(In thousands, except per share data)

	Three months ended March 31,
	2009	2008
Reconciliation of GAAP to adjusted operating income

GAAP operating income	$192,826	$136,104

Adjustments:
Facility closings, reorganizations and other costs	8,248	2,215
Operating loss from noncontrolling interest in joint venture	1,713	—

Adjusted operating income	$202,787	$138,319

Reconciliation of GAAP to adjusted net income attributable to Dean Foods Company

GAAP net income attributable to Dean Foods Company	$76,246	$30,772

Adjustment, net of tax:
Facility closings, reorganizations and other costs	5,132	1,660

Adjusted net income attributable to Dean Foods Company	$81,378	$32,432

Reconciliation of GAAP to adjusted diluted earnings per share

GAAP diluted earnings per share	$0.48	$0.21

Adjustment, net of tax
Facility closings, reorganizations and other costs	0.04	0.02

Adjusted diluted earnings per share	$0.52	$0.23

Computation of Free Cash Flow provided by continuing operations

Net cash provided by continuing operations	$184,736	$158,261

Additions to property, plant and equipment	(42,092)	(44,759)

Free cash flow provided by continuing operations	$142,644	$113,502